                                                                 Rule 424(B)(3)
                                                             File No. 333-70951


                         FIRST SUPPLEMENT TO PROSPECTUS

                             BILLING CONCEPTS CORP.

                        2,492,759 SHARES OF COMMON STOCK
                            2,492,759 PURCHASE RIGHTS

                             -----------------------

     This First Supplement to Prospectus amends and supplements the Prospectus, dated January 21, 1999 (the "Prospectus"), of Billing Concepts Corp. (the "Company") relating to the public offering, which is not being underwritten, from time to time by certain selling stockholders (the "Selling Stockholders") of (i) up to 2,492,759 shares (the "Shares") of Common stock, par value $.01 per share ("Common Stock"), of the Company and (ii) up to 2,492,759 Purchase Rights associated therewith.

CHANGE IN SELLING STOCKHOLDER INFORMATION

     The table below presents the following information about the number of shares of the Common Stock of the Company which is owned by each Selling
Stockholder: (i) the number of shares each Selling Stockholder beneficially owns as of the date of this Prospectus Supplement, (ii) the percentage of the Company's outstanding shares of Common Stock that each Selling Stockholder beneficially owns prior to the offering, (iii) the number of shares that each Selling Stockholder is offering under this Prospectus, (iv) the number of shares that each Selling Stockholder will beneficially own after the completion of this offering and (v) the percentage of the Company's outstanding shares of Common Stock that each Selling Stockholder will beneficially own after the completion of the offering.

                               BENEFICIAL OWNERSHIP                          BENEFICIAL OWNERSHIP
                               BEFORE THE OFFERING                           AFTER THE OFFERING(1)
                            --------------------------                     -------------------------
                              NUMBER       PERCENTAGE       SHARES TO        NUMBER       PERCENTAGE
NAME                        OF SHARES      OF CLASS(2)       BE SOLD       OF SHARES       OF CLASS
----                        ---------      -----------      ---------      ---------      ----------
Larry A. Davis(3)          2,479,359(4)       6.7%          2,479,359           0(4)           *
Joseph M. Clement                900            *                 900           0              0
Dayna L. Davis                 8,201(5)         *                 900       7,301(5)           0
Matthew R. Ehrenman              500            *                 500           0              0
Melissa M. Frenyea               900            *                 900           0              0
John D. Ganther, Jr.             900            *                 900           0              0
Casey Jackson                    900            *                 900           0              0
James D. Jackson                 900            *                 900           0              0
Pamela Jackson                   900            *                 900           0              0
Spencer Jackson                  900            *                 900           0              0
Tricia Jackson                   900            *                 900           0              0
James A. Reynolds                900            *                 900           0              0
Catherine M. Srodoski            900            *                 900           0              0
Joseph R. Taturczuk              900            *                 900           0              0
Lawrence R. Teal                 900            *                 900           0              0
David W. Van Pelt                900            *                 900           0              0
William M. Harris                200            *                 200           0              0
Dawn M. Coleman                  100            *                 100           0              0

-------------------------
* represents less than 1%

(1) Assumes all shares of Common Stock offered hereby are sold.
(2) Based on 37,185,963 shares of the Company outstanding as of April 27, 1999.
(3) Mr. Davis was elected a director of the Company on January 5, 1999, and serves as Senior Vice President of the Company and President of Concepts Acquisition Corp., d/b/a CommSoft, a wholly owned subsidiary of the Company.
(4) Does not include 8,201 shares of Common Stock held by Dayna Davis, Mr. Davis' wife. Mr. Davis disclaims beneficial ownership of such shares.
(5) Does not include 2,479,359 shares of Common Stock held by Larry Davis,
    Mrs. Davis' husband. Mrs. Davis disclaims beneficial ownership of such shares.

       The date of this First Supplement to Prospectus is April 28, 1999